Exhibit 5.1

Gary S. Joiner

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

Ph: 303 494 3000

Fx: 303 494 6309

November 3, 2004

Sheffield Products, Inc.

15/F East Wing

Sincere Insurance Building

6 Hennessy Road, Wanchai

Hong Kong

Re:

Registration Statement on Form S-8

To the Company:

At your request we have examined the Registration Statement on Form S-8 (the “Registration Statement”) as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of a total of 2,000,000 shares of common stock, $0.001 par value, of Sheffield Products, Inc., a Delaware corporation, as compensation for services rendered by Mark Anthony and Wai Hon Chiu, consultants to the Company.  We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance and sale of the common stock.

Subject to compliance with applicable state securities and Blue Sky laws, we are of the opinion that the common stock, upon issuance and sale (or resale, if applicable) in the manner described in the Registration Statement, will be (or has been and is, if applicable) legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

Very truly yours

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

/s/ Gary S. Joiner